UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2026
NEUROCRINE BIOSCIENCES, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-22705	33-0525145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6027 Edgewood Bend Court
San Diego,	California	92130
(Address of Principal Executive Offices)		(Zip Code)
(858) 617-7600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.001 par value	NBIX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 28, 2026, the Board of Directors (the “Board”) of Neurocrine Biosciences, Inc. (the “Company”) appointed Eiry W. Roberts, M.D., to succeed Sanjay Keswani, M.D., as the Company’s Chief Medical Officer, effective September 28, 2026 (the “Transition Date”). On September 25, 2026, Dr. Keswani and the Board mutually agreed that Dr. Keswani’s service as the Company’s Chief Medical Officer would terminate as of September 25, 2026.
Dr. Keswani will be entitled to the severance benefits set forth in Section 4.1 of the Company’s Executive Severance Plan, effective February 7, 2025 (the “Severance Plan”) (which the Company filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on February 10, 2025), subject to the terms and conditions set forth in the Severance Plan.
In connection with Dr. Roberts’ appointment as the Company’s Chief Medical Officer, the Company will enter into an Amended and Restated Employment Agreement with Dr. Roberts (the “Employment Agreement”), to be effective as of the Transition Date. The Employment Agreement will amend and restate the amended and restated employment agreement that the Company previously entered into with Dr. Roberts on May 30, 2025, as it was previously amended on November 21, 2025.
Pursuant to the Employment Agreement, Dr. Roberts will receive an annual base salary of $825,000 and will be eligible to receive an annual cash incentive bonus with a target bonus amount equal to 60% of her base pay earned for calendar year 2026. Dr. Roberts will also receive the following equity grants in connection with her appointment pursuant to the Employment Agreement: (i) stock options with a target grant value of approximately $625,000 that will vest in equal monthly installments over a four-year period (the “Option Grant”); (ii) restricted stock units with a target grant value of approximately $250,000 that will vest in equal annual installments over a four-year period (the “RSU Grant”); and (iii) performance-vesting restricted stock units with a target grant value of approximately $375,000 that will vest in accordance with the terms of the performance-vesting restricted stock units granted to the Company’s executive officers in February 2026 (together with the Option Grant and the RSU Grant, the “Equity Grants”), each granted pursuant to the Company’s 2025 Equity Incentive Plan, as amended, and the applicable form of stock option agreement, restricted stock unit agreement and performance-vesting restricted stock unit agreement. The Equity Grants will automatically be granted to Dr. Roberts on the date that is two business days following the filing of the Company’s first quarterly report on Form 10-Q following the Transition Date, provided Dr. Roberts remains employed with the Company as of such date. The number of shares underlying the Equity Grants will be determined by reference to the price of the Company’s common stock on the grant date, as further described in the Employment Agreement. The Employment Agreement also provides for severance benefits under the Severance Plan (as may be amended or amended and restated from time to time). Dr. Roberts’ outstanding equity awards will remain outstanding during the term of her employment and shall continue to vest in accordance with their terms.
The foregoing description of the Employment Agreement is only a summary of the terms thereof, does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the final Employment Agreement, which the Company anticipates filing with its Quarterly Report on Form 10-Q for the three months ending September 30, 2026.
Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, the words “anticipate,” “contingent,” “expect,” “will,” and similar expressions or their negative, may, but are not necessary to, identify forward-looking statements. Such forward-looking statements include, but are not limited to, those regarding the anticipated receipt by Dr. Keswani of certain severance benefits; the Company’s and Dr. Roberts’ entry into the Employment Agreement; Dr. Roberts’ receipt of certain compensation and expectations related to the filing of the Employment Agreement. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the Company’s, Dr. Keswani’s and Dr. Roberts’ future plans; and the risks and uncertainties associated with the Company’s business in general. Other factors that might cause such a difference include those discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which include its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements made herein are based on information currently available to the Company as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.

Dated: September 28, 2026	/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer